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                                  Exhibit 10.30

December 18, 2001



                                        Mr. Richard J. Dahl, President

Dear Richard:

This letter, upon your acceptance, will constitute a legally binding agreement ("letter Agreement") between you and Pacific Century Financial Corporation and Bank of Hawaii (collectively "PCFC" or the "Company") governing the terms of your employment by PCFC between the date of this letter agreement (the "Effective Date") and March 31, 2002 (the "Completion Date"). This letter agreement also provides the terms of your separation from employment with PCFC if your employment terminates on or before the Completion Date.

You and PCFC agree as follows:

1.   Responsibilities. During the period from the Effective Date until the
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     Completion Date (the "Term"), your sole duty as officer and employee of the
     Company will consist of using your best efforts to manage, in accordance with established PCFC operating standards, and direct and carry out, in accordance with policies, procedures and directions established by the Board of Directors of PCFC and under the direct supervision of Michael E. O'Neill, the disposition by sale or closure of PCFC interests in the following properties, investments and lines of business (collectively, the "Properties"):

     a. All of the Company's operations and investments in the South Pacific except the Bank of Hawaii branches located in the Territory of American Samoa. This consists of the three branches of Bank of Hawaii in Fiji, the Company's investment in Bank of Queensland, Ltd., and the Company's interest in Banque de Tahiti, Bank of Hawaii - Nouvelle Caledonie, Bank of Hawaii (PNG) Ltd., Banque de Hawaii (Vanuatu), Ltd., National Bank of the Solomon Islands, and all of their subsidiaries (collectively the "South Pacific Operations").

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     b.   Bank of Hawaii branches and representative offices in Hong Kong, the
          Philippines, Korea, Singapore and Taiwan and Bank of Hawaii International Corporation, New York (collectively the "Asian Operations").

     c.   Pacific Century Bank, N.A. ("PCB").

In addition to the disposition of the Properties, you shall direct the restructuring of Bank of Hawaii's Tokyo branch to a representative office.

In this letter agreement these dispositions and the restructuring of the Tokyo branch are called the "Project". The Project will be completed when PCFC no longer holds title to any of the Properties and the Tokyo branch has been restructured to a representative office.

2.   No Employment Agreement. Nothing in this letter agreement shall be deemed
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     to create an employment agreement between you and PCFC providing for your employment by PCFC for any fixed period of time. Your employment with PCFC is terminable at will by you or PCFC and each shall have the right to terminate your employment with PCFC at any time, with or without cause. Except as specifically provided in this letter agreement, the termination of your employment shall not effect the incentive compensation to be paid to you.

3.   Project Approvals. In carrying out your responsibilities you will report
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     directly to Michael E. O'Neill and will be responsible for keeping him fully informed, through written monthly progress reports and other reports as requested, of all developments related to the Project. The retention of outside professional assistance (investment bankers, accountants, attorneys, etc.), any significant changes in the operation of any of the Properties included within the Project during the Term, any binding or nonbinding letters of intent, term sheets or contracts or other agreements to dispose of any of the Properties and all other major elements related to the Project, will be subject to the prior approval of Michael E. O'Neill. All decisions related to the Project including Property operations will be subject to the final approval of PCFC and PCFC may terminate the Project in whole or in part at any time, all in its sole and absolute discretion.

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4.   Property Operations. PCFC anticipates entering into separation/retention
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     agreements with Karl Pan, Marshall Laitsch, Mark Bauer and Kai Chin to encourage their continued and active participation and efforts to operate the Properties properly and to assist in carrying out the Project. During the Term, they will report to you and work with you in that regard. You will use your best efforts to ensure that the Properties continue to operate during the Term consistent with PCFC standards, procedures and controls and consistent with the divestiture plan presented to and approved by the PCFC Board of Directors and PCFC will continue to support the Properties at the same level as before the Effective Date.

5.   Support. You will retain your current offices and staff support and,
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     consistent with other needs of the Company, will be entitled to call upon the internal resources of the Company (finance, accounting, legal, human resources, etc.) in carrying out your efforts on the Project.

6.   Corporate Titles and Responsibilities. During the Term, you will continue
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     to hold your present corporate title of President and will continue to serve on the Managing Committee for purposes of coordinating activities related to the Project with other Company operations and will continue as a member of the Board of Directors of Bank of Hawaii, Pacific Century Financial Corporation and any boards of directors for any of the Properties upon which you currently serve. To afford you maximum time to work on the Project, you will relinquish your membership on other PCFC subsidiary boards of directors unless directed otherwise.

7.   Project Goals. We each acknowledge and agree that it is in the best
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     interest of the Company and its shareholders that the Project be carried out in a manner which, to the greatest extent possible, protects the reputation of the Company while providing the greatest benefit of the Company, its shareholders and the Company's ongoing operations after completion of the Project. All aspects of the Project will be planned and conducted to achieve these goals.

8.   Base Compensation. During the Term you will receive the following base
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     salary and benefits:

     a. Effective on April 1, 2001, your base salary was increased to $600,000 per annum, payable in semi-monthly installments.

     b. You will continue to participate in the Company medical, dental, life insurance, long-term care, disability, profit sharing, money purchase, excess profit sharing, excess money purchase and vacation accrual employee benefit programs.

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     c.   You will continue to receive your automobile allowance, existing parking space, and the payment of your club dues.

     d. Effective as of June 22, 2001, PCFC has granted you 35,000 shares of restricted PCFC common stock, which are subject to the terms of the Restricted Share Agreement dated as of June 22, 2001 (the "Restricted Stock Agreement"), between you and the Company.

9.   Termination of Other Compensation and Benefits. As of the Effective Date,
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     your participation in future grants under the Company Stock Option Program, in the One-Year Incentive Plan, in all Long-Term Incentive Plans and in all severance or separation plans (except for the Executive Change-in-Control Severance Agreement) will terminate, and you will not be entitled to any further payments or awards under those plans or agreements. Subject to paragraphs 11 and 12.h below, the compensation and benefits payable to you under this letter agreement the Restricted Stock Agreement and your Executive Change-In-Control Severance Agreement will be the only compensation and benefits you will be entitled to receive from the Company after the Effective Date.

10.  Incentive Compensation. You will be entitled to the following incentive
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     compensation for your work on the Project:

     a.   On the Completion Date PCFC will pay you a bonus of $1,500,000.

     b. On the Completion Date PCFC will pay you an additional incentive bonus payment of not less than $1,250,000 and up to $3,000,000 to the extent you have, in the judgment of the Company acting in its sole and absolute discretion, successfully carried out your responsibilities under this letter agreement. In the event that all of the Properties have not been disposed of on the Completion Date, the Company shall consider the amount to be paid to you as the additional incentive bonus payment taking into consideration the Properties that were disposed of, the consideration received for the Properties disposed of and the number of, status of and prognosis for the Properties whose disposition is not then complete.

11.  Continued Employment. We each acknowledge that neither you nor PCFC has
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     made a final decision as to whether your employment by PCFC will continue after the Completion Date. Provisions in this letter agreement related to the termination of employment are included only to facilitate that process if it does occur. If we mutually agree that your employment by PCFC will continue after the Completion Date:

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     a.   You will not receive the payment, if any, due under paragraph 10.a.
          above.

     b. You will receive the payment due under paragraph 10.b. above in the amount determined by the Company.

     c. Your participation in all programs and plans terminated under paragraph 9 above will be reinstated.

12.  Employment Termination. If your employment with the Company terminates:
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     a.   You will receive information regarding your rights to health insurance continuation after the termination. To the extent you have any such rights, nothing in this letter agreement will impair those rights.

     b. On the date of your termination you will return to PCFC any information you have about PCFC's practices, procedures or trade secrets, including but not limited to customer data, lists, accounts, bank strategies, growth plans, business plans and marketing strategies and any Company properties such as credit cards and keys.

     c. If your employment terminates because you die or become totally disabled or PCFC terminates your employment without cause, you will be entitled to receive (a) your base compensation under paragraph 8.a. above through the Completion Date, (b) the incentive compensation payable under paragraph 10.a. above, and (c) an amount we mutually agree will fairly compensate you for the incentive compensation you would have received under paragraph 10.b. above at the completion of the Project or, failing such mutual agreement, such amount determined by arbitration as provided in paragraph 20 below.

     d. If you become eligible to receive "Severance Benefits" under your Executive Change-In-Control Severance Agreement you may, at your option, choose to receive these Severance Benefits or any amounts due you under paragraphs 10.a. and 10.b. above, but not both. You agree that the payments provided for in this letter agreement shall be in lieu of and you shall not be entitled to any benefits under any of the Company's other employee severance or separation plans. By entering into this letter agreement, you are waiving and releasing any of your benefits under those plans.

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     e.   If you voluntarily terminate your employment with PCFC before the
          Completion Date for any reason or PCFC terminates your employment for cause as defined in paragraph 13 below, all rights, compensation and benefits you have under paragraphs 8, 10, and 12.g. of this letter agreement will terminate automatically and you will not be entitled to any rights, compensation or benefits under those paragraphs.

     f. On the date of the termination of your employment, you will be paid any accrued but unused vacation.

     g. With regard to all Qualified and Non-Qualified Stock Options ("Options") currently held by you that are not vested, the Compensation Committee of PCFC's Board of Directors, will provide for the full vesting of such options upon the completion of six months following their date of grant. With regard to all vested options held by you as of the date of your termination of employment, the Compensation Committee will extend the period within which those options are exercisable to three years following the date of your termination of employment in the case of the Options under the 1994 Option Plan and one year following the Termination Date in the case of Options under the 1988 Option Plan; provided, however, that in no instance will the period for exercising an option be longer than the original exercise period for the option. Extension of the exercise period for your Qualified Stock Options may result in conversion of your Qualified Stock Options into Non-Qualified Stock Options with the consequent loss of tax benefits. Therefore, Qualified Stock Options will not be subject to these extensions unless you so request in writing on or before the Termination Date.

13.  Termination for Cause. PCFC may terminate your employment at any time for
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     "cause." As used in this letter agreement, "for cause" means:

     a. Your material breach of this letter agreement and failure to take reasonable steps to cure the breach within a reasonable time after you have been notified of the breach by the Company;

     b. Your material breach of the policies of PCFC or the Bank of Hawaii Code of Ethics and failure to take reasonable steps to cure the breach within a reasonable time after you have been notified of the breach by the Company;

     c. Your commission of a felony or immoral act which is materially detrimental to PCFC's reputation or regulatory standing;

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     d.   Your commission of an act of fraud, dishonesty or gross misconduct relating to the business of the Properties or PCFC;

     e. Your failure to perform your duties with PCFC within a reasonable time after a demand for such performance is delivered to you by an officer of PCFC; or

     f. Your habitual neglect of job duties resulting in material damage to PCFC or its reputation within a reasonable time after a demand to perform your job duties is delivered to you by an officer of PCFC.

14.  Waiver and Release. Upon receipt of all of the payments and the performance
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     of all of the Company's obligations to you, you will waive, release and forego any and all claims, whether or not now known, suspected or claimed, that you ever had, now have, or may later claim to have had as of or prior to the Effective Date against PCFC and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors or assigns arising from or related to your employment with PCFC and/or the termination of your employment with PCFC. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Hawaii civil rights and anti-discrimination statutes, wage and hour laws, the law of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.), and any claims for attorneys' fees and/or costs.

15.  Inquiries. PCFC and you agree that any inquiries regarding verification of
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     your employment will be handled through the Bank of Hawaii, Human Resources
     Division. You agree that you will instruct anyone of whom you are aware who is making such inquiries to contact the Human Resources Division or Michael
     E. O'Neill. As is the Bank's practice, the Human Resources Division will only release information confirming your dates of employment and position title.

16.  Negative Statements. PCFC and you agree that each will not make any
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     disparaging, negative or derogatory statements regarding the other.

17.  Disclosure. Unless compelled by court order or subpoena or otherwise
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     required by law, you will not disclose to others or use any information regarding PCFC's practices, procedures or trade secrets, including but not limited to, customer data, lists and accounts; and PCFC strategies, growth plans, business plans, and marketing strategies.

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18.  Breach; Remedies. In the event that you materially breach your obligations
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     under this letter agreement and fail to cure within a reasonable period of time after written notice to you by an officer of the Company to perform any of your obligations under this letter agreement, PCFC will be entitled to terminate your employment and any of your rights, benefits and compensation payable under this letter agreement and to obtain all other relief provided at law or equity. In addition, your breach of paragraph 12.b., 16 or 17 will result in irreparable harm to PCFC for which it will have no adequate remedy at law and for which PCFC may seek immediate injunctive relief.

19.  Age Discrimination. The following is required by the Older Workers Benefit
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     Protection Act:

          This letter agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act through the Effective Date of this letter agreement. You have up to 21 days from the date of this letter to accept the terms of this letter agreement, although you may accept it at any time within those 21 days. There are advantages and disadvantages for you in entering into this letter agreement. Prompt receipt of the payment provided for in paragraph 8 and 9 and an amicable resolution to the situation may be considered advantages. Release of potential claims may be considered a disadvantage. To properly weigh the advantages and disadvantages you are advised to consult an attorney about this letter agreement prior to signing this letter agreement. If you want to accept this letter agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

          Once you do so, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested. If you do not revoke, the eighth day after the date of your acceptance will be the "Effective Date" of this letter agreement. This letter agreement will not be effective and enforceable until the revocation period has expired.

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20.  Arbitration. Any dispute under or related to this letter agreement shall be
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     submitted to binding arbitration in Honolulu, Hawaii in accordance with the applicable rules of the American Arbitration Association. The arbitrators shall be required to apply and follow the terms of this letter agreement and shall not in any event award any punitive damages. The arbitrators shall have the authority to award the prevailing party in any arbitration his or its reasonable attorney's fees.

21.  General. This letter agreement may be executed in counterparts. Paragraph
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     headings are for ease of reference only. This letter agreement represents the complete agreement of the parties, and is intended to bind all parties, and all persons claiming by or through the parties. It supersedes any and all prior agreements, and may only be waived or amended in whole or in part in writing signed by all parties. This letter agreement will be governed by and interpreted under Hawaii law. Appropriate tax withholding and other deductions will be made from all amounts payable under this letter agreement.





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If you agree to the terms of this letter agreement, please execute and date both copies, as indicated below, retain a copy for your records and return the other copy to me.

                                           Very truly yours,

                                           PACIFIC CENTURY
                                           FINANCIAL CORPORATION
                                           and BANK OF HAWAII



                                           By  /S/ Michael E. O'Neill
                                                   Michael E. O'Neill
                                                   Chief Executive Officer

By signing this letter, I acknowledge that I have had the opportunity to review this letter agreement carefully with an attorney of my choice; that I have read and understand the terms of this letter agreement; and that I voluntarily agree to them.


/S/  Richard J. Dahl
Richard J. Dahl


Pursuant to 29 C.F.R. ss. 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. ss. 626(F)(1)(f)(i).


/S/  Richard J. Dahl
Richard J. Dahl


Signature page of letter agreement dated December 18, 2001 among Pacific Century Financial Corporation, Bank of Hawaii, and Richard J. Dahl.